SECURITIES AND EXCHANGE
                                   COMMISSION
                             Washington, D.C. 20549

                                  SCHEDULE 13G

                    under the Securities Exchange Act of 1934



                            Kinross Gold Corporation
                                (Name of Issuer)


                                  Common Stock
                         (Title of Class of Securities)


                                    496902107
                                 (CUSIP Number)


                                December 31, 2000
             (Date of Event Which Requires Filing of this Statement)



Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     |X|  Rule 13d-1(b)
     |_|  Rule 13d-1(c)
     |_|  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 496902107                 13G                       Page 2 of 15 Pages


________________________________________________________________________________
1.   NAME OF REPORTING PERSON
     S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
     RT Investment Management Holdings Inc.

________________________________________________________________________________
2.   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                    (a)|_|
                                                                          (b)|_|

________________________________________________________________________________
3.   SEC USE ONLY


________________________________________________________________________________
4.   CITIZENSHIP OR PLACE OF ORGANIZATION
     The jurisdiction of organization is Canada (federally incorporated company)

________________________________________________________________________________
                  5.  SOLE VOTING POWER
                      N/A
                  ______________________________________________________________
NUMBER OF         6.  SHARED VOTING POWER
SHARES                N/A
BENEFICIALLY
OWNED BY EACH     ______________________________________________________________
REPORTING         7.  SOLE DISPOSITIVE POWER
PERSON WITH           N/A
                  ______________________________________________________________
                  8.  SHARED DISPOSITIVE POWER
                      N/A

________________________________________________________________________________
9.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
     N/A

________________________________________________________________________________
10.  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                             |_|


________________________________________________________________________________
11.  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
     N/A

________________________________________________________________________________
12.  TYPE OF REPORTING PERSON*
     Foreign Parent Holding Company which received SEC no-action relief to file on Schedule 13G as a "Qualified Institutional Investor"

________________________________________________________________________________

                     * SEE INSTRUCTIONS BEFORE FILLING OUT!

Item 1(a)  Name of Issuer:

           Kinross Gold Corporation


Item 1(b)  Address of Issuer's Principal Executive Offices:

           Kinross Gold Corporation
           40 King St. West
           Toronto, Ontario
           Canada, M5H 3YZ
           (416) 365-5123


Item 2(a)  Name of Person Filing:

           1. RT Investment Management Holdings Inc. ("RTM")

Item 2(b)  Address of Principal Business Office or, if None,
           Residence:

           RT Investment Management Holdings Inc.
           Royal Trust Tower, P.O. Box 97
           77 King Street West, Suite 3900
           Toronto, Ontario  M5K 1G8


Item 2(c)  Citizenship:

           Canada


Item 2(d)  Title of Class of Securities:

           Common Stock


Item 2(e)  CUSIP Number:

           496902107

Item 3. If this statement is filed pursuant to Rules 240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

          1. RT Investment Management Holdings Inc. is a Foreign Parent Holding Company which received SEC no-action relief to file on
               Schedule 13G as a Qualified Institutional Investor.


Item 4.  Ownership.

         (a) Amount beneficially owned:

             RTIM  - N/A

         (b) Percent of class:

             RTIM - N/A

         (c) Number of shares as to which such person has:

            (i) Sole power to vote or to direct the vote N/A

            (ii) Shared power to vote or to direct the vote

                 RTIM - N/A

            (iii) Sole power to dispose or to direct the disposition of

            (iv) Shared power to dispose or to direct the disposition of

                 RTIM - N/A

Item 5.  Ownership of Five Percent or Less of a Class.

     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. [X]


Item 6.  Ownership of More than Five Percent on Behalf of Another
         Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent
         Holding Company.


         Please see attached Exhibit A, Disclosure Respecting Subsidiaries.


Item 8.  Identification and Classification of Members of the Group.

         N/A


Item 9.  Notice of Dissolution of Group.

         N/A


Item 10. Certification.

     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired and are not held in connection with or as a participant in any transaction having such purpose or effect.

                                    SIGNATURE


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                 February 13, 2001
                                            -----------------------------
                                                      (Date)


                                            /s/ Jennifer I. Lederman
                                            -----------------------------
                                                    (Signature)


                                            Jennifer I. Lederman / Senior
                                            Vice-President,
                                            RT Investment Management
                                            Holdings Inc.
                                            -----------------------------
                                                    (Name/Title)